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                                                                      EXHIBIT 99

[LOGO] THE GUARANTEE LIFE                                       NEWS RELEASE
       COMPANIES INC.



FOR IMMEDIATE RELEASE
---------------------


Company Contact:                        Contact:
---------------                         -------

William L. Bauhard, CFO                 John D. Lovallo, Glenn Wiener
The Guarantee Life Companies Inc.       Makovsky & Company
(402) 361-2848                          (212) 508-9600



                  THE GUARANTEE LIFE COMPANIES INC. INCREASES

                        QUARTERLY CASH DIVIDEND BY 20%

                      (ADOPTS A SHAREHOLDER RIGHTS PLAN)


        OMAHA, Nebraska, November 15, 1996 -- The Guarantee Life Companies Inc. (NASDAQ: GUAR) announced today that its Board of Directors increased its quarterly cash dividend 20% and declared a dividend of $0.06 per share.

        The dividend is payable on December 16, 1996, to shareholders of record on November 29, 1996. At this rate, quarterly dividends will approximate an annualized dividend of $0.24 per share. Robert D. Bates, Chairman of the Board and Chief Executive Officer, commented, "We are pleased with the progression of our financial results during the first three quarters of 1996 and are optimistic that our focused strategy will allow us to maintain our operating momentum for the remainder of 1996."

        Additionally, the Company's Board of Directors adopted a shareholder rights plan that is intended to ensure fair treatment of shareholders in the event of any unsolicited offer that might lead to a change in control of the Company.

        According to the Plan, shareholders of record on November 29, 1996, will receive one right for each share of Common Stock owned on that date. Each right, when exercised, will entitle its holder to purchase one one-thousandth of a share of Series A Junior Participating Cumulative Preferred Stock of the Company at an exercise price of $80.00.


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GUARANTEE INCREASES QUARTERLY CASH DIVIDEND                             Page 2



        The Plan provides that after a person or group acquires 15% or more of the Company's voting shares, each of the rights (other than the rights held by the 15% holder which become void once the holder reaches the 15% threshold) offers the holder the right to acquire, upon payment of the exercise price, Common Stock having a market value equal to twice the exercise price. In addition, in the event that after a person or group acquires 15% or more of the Company's voting shares, or the Company is acquired in a merger or other business combination transaction or 50% or more of the Company's assets, cash flow or earnings power are sold or otherwise transferred, each of the rights (other than the rights held by the 15% holder) offers the holders the right to acquire, upon payment of the exercise price, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the exercise price of the right. The Plan also provides that if a person or group acquires at least 15%, but less than 50%, of the Company's voting stock, the Board may exchange each right (other than those rights held by the 15% holder) for one share of the Company's Common Stock.

        The rights may be redeemed by the Board of Directors for $0.01 per right at any time prior to the first public announcement or communication to the company that a person or group has crossed the 15% threshold.

        The Plan was not adopted in response to any specific effort to gain control of Guarantee Life, and the Board of Directors is not aware of any such effort.

        Commenting on the Plan, Robert D. Bates stated, "The rights plan will assist us in protecting our shareholders in the event that an unfriendly suitor seeks to gain control of Guarantee Life. This Plan will provide the Board of Directors valuable time to evaluate the offer and all other options." Mr. Bates continued, "This rights plan was designed to give the Company sufficient flexibility to guard against coercive tactics by potential acquirers."


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GUARANTEE INCREASES QUARTERLY CASH DIVIDEND                             Page 3



        The Guarantee Life Companies Inc., through its wholly-owned subsidiary Guarantee Life Insurance Company, markets group life and health insurance products to employers and other groups and life insurance and annuities for individuals. Guarantee Life's principal business operations are conducted in 48 states and the District of Columbia. Insurance coverage and related benefits are provided through more than 200,000 individual and group policies issued to customers located throughout the United States. Guarantee Life, founded in 1901, is headquartered in Omaha, Nebraska and converted from a mutual insurance company to a stock insurance company in December 1995.